5.	Code of Ethics and PA Dealing

Code of Ethics

5.1.	All staff are subject to the Principal Global Investors LLC and Principal Real Estate Investors LLC Code of Ethics (“the Code”). The Code outlines procedures which apply to personal account dealing, employees’ business affiliations and outside business activities, and gifts given or received in the course of business (see Chapter 19).

5.2.	The principal objectives of the Code are to provide policies and procedures consistent with applicable laws and regulations, and to prevent conflicts of interests or the appearance of such conflicts.

5.3.	It is important that all staff familiarise themselves with the Code and understand the relevant procedures.

Personal Account Dealing

5.4.	You must always act to avoid any actual or potential conflict of interest between your PGIE duties and responsibilities, and your personal investment activities. To avoid potential conflicts, you should not personally invest in securities issued by companies with which you have significant dealings on behalf of PGIE, or in investment vehicles sponsored by them. Personal dealing includes deals where the employee has influence over the decision to deal, for example it includes deals on behalf of:

(i)	the individual;

(ii)	a spouse, minor child, immediate family member or dependant of the Access Person sharing the same household;

(iii)	a relative sharing the same household;

(iv)	another person:

•	if the Access Person obtains benefits substantially equivalent to ownership of the securities;

•	can obtain ownership of the securities immediately or at some future time (i.e. inheritance); or

•	can have investment discretion or otherwise exercise control.

5.5.	You may also be restricted when investing in securities which are traded on behalf of PGI’s clients, or investment vehicles managed by them.

5.6.	If you are in possession of non-public or price sensitive information or if you are aware that Principal is trading, or about to commence trading in the security, you are prohibited from trading in that security. You are required to inform your Compliance Officer upon receiving such information so that the security may be placed on the restricted list if it not already on the list. You are also required to make reasonable enquiries to establish your position prior to attempting pre-clearance.

5.7.	If the security is on a Restricted List (Master Security List), (i.e. Principal is active in the stock, or for reasons relating to the prevention of insider trading or of conflicts of interest), then pre-clearance may not be granted and an employee may not be permitted to transact in a security appearing on the restricted list.

September 2009

5.8.	Personal Security transaction approvals are valid for two business days after given. If the order has not been finalised within this time, a new pre-clearance number must be obtained.

(Please note that the PGI Code of Ethics states that approvals are valid for two calendar days – however, this has been amended to two business days for PGIE Access Persons).

5.9.	Employees may not profit from the purchase and sale or sale and purchase of the same security within 30 days.

5.10.	IPO’s require a separate approval process from pre-clearance. If an employee wishes to participate in an IPO they must first contact the Compliance Officer.

5.11.	All employee trading is reviewed to ensure compliance with the FSA regulations and the Code. Failure to comply may subject an employee to civil and/or criminal penalties as well as disciplinary action. Disciplinary action includes: the surrendering of profits, a halt to personal trading for a specified period of time, leave without pay and even dismissal.

5.12.	Spread betting on financial products is covered by the Code of Ethics and the additional requirements set out in Appendix 5.1.

5.13.	Please note that employees whose personal dealings breach the letter or the spirit the requirements set out above will render themselves liable to disciplinary action up to and including dismissal.

5.14.	Please note that the Code of Ethics, including the “Personal Securities Transactions Rules” can be viewed via the PA trading system (SunGard PTA) at the following address: https://principal.ptaconnect.com/pta/pages/index.jsp

SunGard PTA

5.15.	SunGard PTA is a system that is used to evidence that employees have complied with the Code. Where employees intend to trade, in most cases, the details of the proposed transaction must be entered on the system, prior to trading, in order to obtain pre-trade clearance. You should be aware of the circumstances when this is required, when notification only is sufficient and when no action is required. Full details are available in the Code, and the following summarises these requirements:

Account / Security	Reportable	Pre-Clearance
Accounts
Brokerage Account	Yes	Yes
Stock/Bond Paper Certificates	Yes	Yes
PFG 401(k)	No	No
Systematic Stock Purchase Plan	Yes	Purchase - No Sale – Yes
Managed Account with Broker Discretion	No	No
Managed Account without Broker Discretion	Yes	Yes
Securities

September 2009

Money Market Funds	No	No
Mutual Funds sub-advised by PGI or affiliate	Yes	No
Mutual Funds not sub-advised by PGI or affiliate	No	No
Variable Annuity/Life sub-advised by PGI or affiliate	Yes	No
Variable Annuity/Life not sub-advised by PGI or affiliate	No	No
PFG Stock	Yes	No
Stocks / Bonds / ADRs	Yes	Yes
Options / Rights / Warrants	Yes	Yes
Limited or Private Placements	Yes	Yes
ETFs / I-Shares	Yes	Yes
CDs	No	No

5.16.	Every employee will be required to register on the new SunGard PTA system, whether or not they intend to trade, in order to complete their Annual Compliance Certification.

Insider Dealing

5.17.	In order to inform you of your obligations under the criminal law in relation to insider dealing we are providing you with a brief summary of the insider dealing legislation.

5.18.	The insider dealing provisions contained in Part V of the Criminal Justice Act 1993 (“the Act”) are complex. If you would like further details or are in any doubt as to whether a particular transaction would be prohibited, you should consult the Compliance Officer.

5.19.	The Act applies to all securities traded on a regulated market (which currently includes all EU stock exchanges, London Stock Exchange plc, OFEX, OMLX (now EDX), LIFFE Administration and Management, COREDEALMTS, virt-x Exchange Limited, SWX Swiss Exchange, EASDAQ and NASDAQ), and to warrants and derivatives (including index options and futures) relating to these securities (even if these warrants and derivatives are only “over the counter” or otherwise not publicly traded).

5.20.	In broad terms, and subject to the exemptions provided by the Act, it is a criminal offence, with a maximum penalty of 7 years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or with or through a professional intermediary, or by acting themselves as a professional intermediary.

5.21.	Securities are “price-affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company are about to introduce a new product).

5.22.	The Act applies whether you deal in the course of your employment or on your own account. It also covers information which you obtain directly or indirectly from an insider, whether or not in the course of your employment, e.g. through social contacts.

5.23.	If you are precluded from dealing, normally you are also prohibited from dealing on behalf of the firm or a client (except perhaps on an unsolicited basis) and from procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows they are price-affected), or from passing the inside information to another person other than in the proper performance of your employment.

September 2009

5.24.	It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act 1993. In particular under s. 397 Financial Services and Markets Act 2000, Misleading statements and practices, a person who dishonestly conceals any material facts is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not they are the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling an investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce them to deal, if the concealment is dishonest.

Business Affiliations

5.25.	As a general rule, a conflict of interest, or the appearance of a conflict, might arise if your duties involve any actual or potential business with a person, entity or organisation in which you or your family members have a substantial personal or financial interest.

5.26.	Family members include a spouse or partner, minor children and other persons who reside in your household or depend upon you for financial support.

5.27.	Accordingly, the following rules apply:

(i)	You may not act on behalf of PGIE in connection with any business or potential business involving any person, entity or organisation in which you or your family members have direct or indirect managerial influence, such as serving as an executive officer, director, general partner or similar position or substantial ownership or beneficial interest.

(ii)	You must promptly notify your line manager and the Compliance Officer of any business affiliation that you or your family members have that might give rise to a conflict of interest, or the appearance of a conflict, by virtue of your duties and position, the nature of the activities of your business unit and the nature of your outside business affiliation. If, in the judgment of PGIE, the situation presents a concern, steps will be taken to resolve it.

(iii)	You must obtain the permission of the Managing Director and the Compliance Officer of PGIE prior to accepting any appointment to serve as an executive officer, director, general partner or similar position of any person, entity or organisation which is an existing or prospective customer, supplier or competitor of PGIE.

(iv)	You may be required to report your business affiliations to the Principal Global Investors Group on an annual basis.

Employee Outside Activity

Outside Employment

5.28.	It is PGIE’s policy that its employees devote their full time attention and efforts to benefit the business of PGIE.

September 2009

5.29.	Generally, people will not receive approval for any sort of outside employment if, in PGIE’s judgment, it may lead to a conflict of interest or if it has an impact on your job performance.

5.30.	Any external employment opportunities must satisfy the following conditions:

(i)	requires prior approval from the Compliance Officer;

(ii)	any such work must occur outside of the Company’s normal business hours;

(iii)	work of a similar nature or business to PGIE will be prohibited;

(iv)	work for pay must take place off the Company’s premises;

(v)	the time devoted to this external employment must not be significant; and

(vi)	total remuneration for such outside employment must be nominal.

Outside Board Memberships

5.31.	PGIE in its sole discretion will decide whether an employee may hold a position as a director at another Company. If you hold any board memberships in any organisation other than PGIE, please ensure you have advised the Compliance Officer and received Compliance approval prior to accepting any new appointment and have received approval for existing board memberships.

5.32.	Compliance approval will be dependent upon some of the factors set out below. Please note that this list is merely indicative and not exhaustive.

The deciding factors may be:

(i)	Your background, experience and capabilities;

(ii)	The composition of the board and the presence of other external members and their background, experience and capabilities;

(iii)	The nature of the company i.e. whether public or private;

(iv)	The ownership, control and management of the company;

(v)	The Company’s business, including its financial condition, profitability and prospectus as well as financial, legal, regulatory, reputation and operational risks;

(vi)	The impact, if any, on PGIE’s business; and

(vii)	Any other factors considered relevant dependent upon the appointment.

Speaking, Teaching, Writing and Broadcasting Engagements

5.33.	PGIE encourages its employees to engage in external educational efforts, consistent with its policy on not devoting unreasonable amounts of time away from PGIE’s business.

September 2009

Volunteering

5.34.	You are permitted to engage in certain activities on a voluntary basis in lawful charitable, civic, religious or political organisations, and to receive reimbursement of reasonable and normal expenses from such an organisation. No manager approval is required if your volunteer activities do not interfere with your ability to perform your duties, and there is no conflict of interest or appearance of a conflict, resulting from any relationship between the organisation and PGIE.

September 2009